Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AND RETENTION AGREEMENT

THIS EMPLOYMENT AND RETENTION AGREEMENT (the “Agreement”) is made and entered into as of December 23, 2014 (the “Agreement Date”), between IXIA, a California corporation (“Employer”), and RONALD W. BUCKLY (“Employee”).

RECITALS

A. Prior to the Agreement Date, Employee has been an employee and executive officer of Employer in his position as Employer’s General Counsel, Senior Vice President, Corporate Affairs and Corporate Secretary.

B. Employee plans to resign as Employer’s General Counsel and Corporate Secretary. Employer desires to thereafter continue to retain Employee’s services as an employee and executive officer of Employer for purposes of providing certain services, including assisting in transitioning to his successor his duties and responsibilities as General Counsel and Corporate Secretary, and Employee is willing to remain employed in such a role, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants of the parties hereinafter set forth, it is hereby agreed as follows:

AGREEMENT

1. Resignation. Effective at the end of the day, California time, on December 31, 2014 (the “Effective Time”), Employee hereby resigns from his position as General Counsel and Corporate Secretary of Employer.

2. Employment and Duties. From the Agreement Date through the Effective Time, Employee will continue to perform all his duties and responsibilities as Employer’s General Counsel, Senior Vice President, Corporate Affairs and Corporate Secretary. Beginning on January 1, 2015 and throughout the remaining term of this Agreement, Employee will continue to perform services as an employee and executive officer of Employer in his role as Senior Vice President, Corporate Affairs of Employer. In such capacity, Employee will report directly to Employer’s Chief Executive Officer (“CEO”) and will perform the following services if, and for so long as, requested by the CEO: (i) monitor, oversee, and handle matters related to Employer’s pending litigation matters; (ii) handle legal matters relating to Employer’s foreign subsidiaries, equity incentive plans, corporate governance, equity and debt offerings, and compliance policies; and (iii) assist on such other matters and perform legal services with respect to such other projects as Employee and the CEO and/or General Counsel may mutually agree. Employee will also provide such assistance as Employee’s successor in the positions of General Counsel and Corporate Secretary may reasonably request to support a smooth transition of the duties and responsibilities of General Counsel and Corporate Secretary to such successor.

3. Full-Time and Exclusive Service; Compliance with Agreement, Law and Policies. As requested by the CEO, Employee will loyally devote Employee’s full-time efforts to Employee’s employment with Employer hereunder. During the term of this Agreement, Employee will not engage in any other employment, will not engage in any consulting or similar activity, and will not author any publications outside the scope of Employee’s employment, except with the prior written approval of the CEO and provided such activities do not unreasonably or materially interfere with the performance of Employee’s responsibilities and duties under this Agreement. Employer acknowledges that, as of the Agreement Date, Employee serves as corporate secretary and/or as a director of certain other business entities, and agrees that Employee may continue such activities during the term of this Agreement provided they do not unreasonably or materially interfere with the performance of Employee’s duties and responsibilities hereunder. Employee will comply at all times with the terms of this Agreement, with all applicable laws, and with the policies and procedures of Employer.

4. Compensation and Benefits.

4.1 Base Salary. Employee’s annual base salary of $340,000 prior to the Agreement Date will be increased by 3% for the period from April 1, 2014 through December 31, 2014 and, on the first payroll date that occurs on or after December 31, 2014, Employer shall make a one-time payment to Employee, subject to usual and required employee payroll deductions and withholdings, to compensate him for such retroactive base salary increase. Effective January 1, 2015, for services rendered under this Agreement, Employee will be paid an annual base salary of $350,200, payable in accordance with Employer’s standard payroll schedules in effect from time to time and subject to usual and required employee payroll deductions and withholdings. Employee’s base salary will be subject to an annual adjustment at such time in 2015 (if any) as Employer adjusts the salaries of all (or substantially all) of its other executive officers for services rendered in 2015. Any such increase will, as a percentage of Employee’s base salary, not be less than the average of the three highest percentage salary increases for Employer’s other executive officers who receive such salary increases (other than the CEO and any executive officers who receive salary increases in connection with changes in their positions (e.g., promotions)). For purposes of clarification, the salaries of executive officers (if any) who are newly hired and appointed during 2015, as well as salary increases associated with the 2015 promotion of employees to executive officer positions, will not be relevant for purposes of the calculation of such average.

4.2 Bonuses. Following the Agreement Date, Employee will continue to participate in Employer’s 2014 Senior Officer Bonus Plan in accordance with the terms and provisions thereof. In the event that Employer awards discretionary bonuses to any three or more of its senior officers (other than the CEO) for services provided in 2014, Employee shall, for services provided by him in 2014, be awarded a discretionary bonus in an amount that is not less than the average of the three highest amounts of such discretionary bonuses, excluding any such bonus paid to the CEO. For 2015, Employee will be eligible to participate in Employer’s 2015 bonus plan for its senior officers (the “2015 Bonus Plan”), and Employee’s at-target bonus opportunity under the 2015 Bonus Plan will be equal to 60% of his annual base salary. Employee will participate in the 2015 Bonus Plans in accordance with the terms and conditions thereof, provided that as long as Employee remains employed by Employer through January 8, 2016, Employer hereby waives any requirement under the 2015 Bonus Plan that Employee be employed by Employer on the date of payment of any bonuses thereunder (including any discretionary bonuses). Employee acknowledges that no bonus amount for 2014 or 2015 is guaranteed.

4.3 Additional Benefits. During the term of this Agreement and except as expressly provided herein, Employee will be eligible to continue to participate in Employer’s employee benefit plans that are applicable to similarly situated employees, including, without limitation, any plans covering medical, dental, vision, life and disability, paid time off (“PTO”), 401(k) plans, and educational assistance programs. Any such participation in such employee benefit plans will be subject to the terms, conditions, and limitations contained in the applicable plan documents and/or policies, as well as applicable law. In general, Employee will receive such benefits as Employer generally provides to its employees holding positions similar to that of Employee, and Employee understands that Employer retains the right to establish, change, or terminate any such plans, programs, and benefits from time to time at its sole discretion.

4.4 Restricted Stock Units. The Compensation Committee of Employer’s Board of Directors will grant to Employee on February 5, 2015 (or if not reasonably practicable on that date, then as soon as is reasonably practicable thereafter), under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), 60,000 restricted stock units (“RSUs”), each of which will represent the right to receive one share of Employer’s Common Stock upon vesting of the RSU. The RSUs will vest as follows: (i) 50% of the RSUs will vest in four equal quarterly installments, with the first installment vesting on February 15, 2015 and an additional installment vesting on the 15th day of the second month of each of the three calendar quarters thereafter and (ii) the remaining 50% of the RSUs will vest on January 8, 2016, provided Employee remains an employee of Employer through the applicable vesting date. The RSUs will be subject in all respects to the terms and provisions of the 2008 Plan and the Restricted Stock Unit Agreement (the “RSU Agreement”) that will be entered into between Employee and Employer to evidence the grant of the RSUs. In addition to the principal terms set forth in this Section 4.4, the RSU Agreement will include such other terms and conditions as are customarily included in award agreements evidencing RSUs granted to employees of the Company.

4.5 Expenses. Employee will be reimbursed for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties hereunder, provided that such expenses are in accordance with Employer’s applicable policies and are properly documented and accounted for in accordance with such policies. Expenses shall be reimbursed pursuant to Employer’s expense reimbursement policies as in effect from time to time, but in no event later than the last day of the year following the year in which expenses were incurred. The amount of expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year.

5. Officer Severance Plan.

5.1 Severance Entitlement. Employer acknowledges and agrees that, upon the termination of Employee’s employment with Employer on the Termination Date (as defined below), and except as provided in Sections 5.3 and 5.4 below, Employee will be entitled to receive severance compensation and benefits in accordance with Employer’s Officer Severance Plan (As Amended and Restated Effective January 1, 2009), as amended (the “2009 OSP”), as contemplated by Section 4 (Amount and Payment of Severance Benefits) thereof. Employee’s receipt of such severance compensation and benefits will be subject to Employee’s compliance with the terms of the 2009 OSP, including Employee’s timely execution and delivery of, and compliance with, a written employment separation agreement in the form of the agreement attached to the 2009 OSP. Employee’s Severance Allowance (as defined in the 2009 OSP) will be determined based on

Employee’s Annual Compensation (as defined in the 2009 OSP) on the Termination Date. For purposes of calculating Annual Compensation in accordance with Section 2(c) of the 2009 OSP and specifically the average of the annual aggregate amounts of the bonus payments earned by Employee for services rendered during the three calendar years immediately preceding termination, if Employee’s bonus for the immediately preceding calendar year is not earned and determinable on the Termination Date, then the three-year average will be based on the amounts of the bonus payments earned for services rendered during the three calendar years immediately preceding such immediately preceding calendar year.

5.2 Method of Payment. This Section 5.2 shall apply in the event Employee is a specified employee, as such status is determined under the nonqualified deferred compensation plans of Employer subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but only to the extent required to avoid any adverse tax consequences under Section 409A of the Code. In consideration of Section 409A and the regulations promulgated thereunder, and as contemplated by Section 4(b) (Method of Payment) and Section 9 (409A Code Compliance) of the 2009 OSP, the severance compensation that would otherwise be due and payable to Employee during the six-month period following the Termination Date (the “409A Delay Period”) and the cost of the continuation of Employee’s health care insurance benefits that would otherwise be paid by Employer during the 409A Delay Period will be paid by Employer to Employee in a lump sum cash amount, with interest accruing from the Termination Date at a rate per annum equal to the Prime Rate (as defined herein), plus one percent (1%), on the first day of the seventh calendar month immediately following the Termination Date (e.g., if the Termination Date is January 8, 2016, then such lump sum payment would be due on August 1, 2016). Following the 409A Delay Period, the remaining Severance Allowance will be paid to Employee in equal monthly installments in accordance with Section 4(b) of the 2009 OSP (e.g., if the Termination Date is January 8, 2016, then such installments will be payable on August 8, 2016 and on the 8th day of the five calendar months thereafter), and health care insurance continuation benefits will be provided in the manner set forth in Section 4(c) of the 2009 OSP. For purposes of this Agreement, “Prime Rate” means the lending rate announced from time to time by Bank of America, N.A. For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments.

5.3 Ineligible Termination. Notwithstanding anything herein to the contrary, in the event that Employee ceases to be an employee of Employer as a result of (a) Employee’s voluntary resignation or retirement as contemplated by Section 3(c)(i) or Section 3(c)(ii) of the 2009 OSP, (b) Employer’s termination of Employee for “Cause” (as defined in the 2009 OSP), (c) the removal of Employee from one or more officer positions but Employee is offered and accepts one or more other officer positions, or (d) Employee’s death or long-term disability as determined in accordance with Section 3(c)(v) of the 2009 OSP, Employee will not be entitled to receive severance compensation and benefits as provided in Section 5.1 above. Employer acknowledges and agrees that in the event of any termination of employment due to death or long-term disability, Employee will be entitled to receive, in accordance with and subject to the terms and conditions of the 2009 OSP, the severance benefits provided in Section 3(c)(v) of the 2009 OSP relating to the accelerated vesting and extension of exercise rights of equity incentive grants or other rights to purchase or acquire securities or other property of Employer. The determination as to whether an ineligible termination has occurred shall be subject to the applicable terms and conditions of Section 3(c) of the 2009 OSP; provided, however, that Employer expressly acknowledges and agrees that Employee’s termination of employment at the close of business on January 8, 2016, as contemplated by Section 6 below, will not be deemed an ineligible termination for purposes of this Section 5.3 and the 2009 OSP.

5.4 Change in Control. From and after the Agreement Date, Employee will be designated as an “Eligible Officer” under the 2009 OSP in his capacity as Senior Vice President, Corporate Affairs of Employer. Notwithstanding anything herein to the contrary, in the event that Employee’s employment with Employer terminates under circumstances that would entitle Employee to severance compensation and benefits pursuant to Section 6 (Change in Control Provisions) of the 2009 OSP, Employee shall be entitled to receive such severance compensation and benefits in accordance with and subject to the terms and conditions of said Section 6 and the 2009 OSP. In any such case, Employee shall not be entitled to receive the severance compensation and benefits provided for in Section 5.1 of this Agreement.

5.5 General. The provisions of this Section 5 are intended to clarify, but not modify, Employee’s rights under the provisions of the 2009 OSP.

6. Term of Agreement. Employee’s employment by Employer hereunder and the term of this Agreement will continue through the close of business on January 8, 2016, unless Employer’s employment and this Agreement are earlier terminated as provided below:

6.1 Mutual Written Agreement. Employer and Employee may mutually agree in writing to terminate this Agreement and Employee’s employment hereunder.

6.2 Termination by Employer. Employer may terminate this Agreement and Employee’s employment hereunder for Cause (as defined in the 2009 OSP), effective immediately or as of such other time as may be agreed upon by the parties, by giving written notice to Employee.

6.3 Death or Disability. This Agreement shall automatically terminate upon Employee’s death of Employee or long-term disability (as determined in accordance with the 2009 OSP).

7. Effect of Termination or Expiration of Agreement. Upon the termination of Employee’s employment for any reason, including upon expiration of the term of this Agreement, Employer shall pay Employee the compensation and benefits accrued and payable to Employee under Section 4 through the date of such termination (the “Termination Date”). Employee shall also provide to Employee such other payments and benefits (if any) as a result of such termination as are expressly provided for in or contemplated by this Agreement. Except as expressly provided herein or contemplated hereby, Employee’s rights following any termination under Employer’s equity incentive plans and under Employer’s benefit plans of general application, including without limitation any medical, dental, vision, life, disability, and 401(k) plans then in effect, shall be determined under the provisions of those plans. Following the termination of Employee’s employment with the Company, the Company will also maintain directors’ and officers’ liability insurance coverage with respect to Employee (as a former executive officer of the Company) to the same extent the Company would maintain such insurance with respect to similarly situated former executive officers of the Company.

8. Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement. From and after the Agreement Date, Employee remains bound by the Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreement (the “Confidentiality Agreement”) dated as of April 27, 2007 between Employer and Employee.

9. Release by Employee.

9.1 General. In consideration of Employee’s continuing employment by Employer in accordance with the terms of this Agreement and the compensation and benefits provided to Employee hereunder, Employee does hereby and forever release and discharge Employer, Employer’s direct and indirect subsidiaries (the “Subsidiaries”), the predecessors, successors, and assigns of Employer and/or any of the Subsidiaries, and the current, prior, or future shareholders, officers, directors, heirs, agents, employees, attorneys, insurers, and representatives of any of the foregoing (collectively, the “Released Parties”), from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court, or other governmental entity which are existing on or arising prior to the Agreement Date and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the employment of Employee by Employer prior to the Agreement Date and any dealings between the parties concerning Employee’s employment by Employer prior to the Agreement Date, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 9.1 shall affect any rights, claims, or causes of action which Employee may have (1) with respect to Employee’s rights and Employer’s obligations and performance under or as expressly provided in or contemplated by this Agreement, (2) with respect to outstanding stock options, restricted stock units, or other rights to purchase Employer’s Common Stock or other securities under the terms and conditions thereof; (3) as a shareholder of Employer; (4) to indemnification by Employer, to the extent required under the provisions of Employer’s Amended and Restated Articles of Incorporation, as amended, Employer’s Bylaws, as amended, the California General Corporation Law, the Indemnification Agreement dated as of April 27, 2007 between Employer and Employee (the “Indemnification Agreement”), insurance, or contracts, with respect to matters relating to Employee’s service prior to the Agreement Date as an officer, employee, or agent of Employer or as a director, officer, employee, or agent of any of Employer’s subsidiaries; and (5) to make claims against, or seek indemnification or contribution from, (i) anyone not released by the first sentence of this Section 9.1 with respect to any matter or (ii) anyone released by the first sentence of this Section 9.1 with respect to any matter not released thereby. Further, Employee waives specifically any and all rights or claims Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the benefits being paid pursuant to this Agreement. Employee acknowledges that the agreements of Employer pursuant to this Agreement include sufficient consideration for Employee’s release of claims provided herein.

9.2 Waiver of Unknown Claims. Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

For purposes of Section 1542, “creditor” refers to Employee, and “debtor” refers to Employer and the other Released Parties.

9.3 Covenant Not to Sue on Matters Released. Employee covenants that he will not make, assert, or maintain against any person or entity that Employee has released in this Agreement, any claim, demand, action, cause of action, suit, or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties, and covenants made herein.

10. Parties’ Representations. Each party represents and warrants to the other that (i) such party has full power and authority (and legal capacity in the case of Employee) to execute, deliver, and perform this Agreement and (ii) such party’s execution, delivery, and performance of this Agreement do not and will not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which such party is a party or by which such party is bound (including, in the case of Employer, its Amended and Restated Articles of Incorporation, as amended, and Bylaws, as amended).

11. Severability. The determination that any provision of this Agreement is unenforceable shall not terminate this Agreement or otherwise affect the other provisions of this Agreement, it being the intention of the parties hereto that this Agreement shall be construed to permit the equitable reformation of such provision to permit the enforcement of the remaining provisions of this Agreement as if such unenforceable provision were not included herein.

12. Notices. Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to have been given and received on (i) the date when personally delivered, (ii) the next business day after deposit with a reputable courier service such as Federal Express, provided receipt is confirmed by the sender, or (iii) three business days after deposit with the United States Postal Service, registered or certified postage prepaid, in each case addressed to the other party at the address shown below:

If to Employer:

Ixia

26601 W. Agoura Road

Calabasas, CA 91302

Attention: Chief Executive Officer

If to Employee:

Ronald W. Buckly

or to such other address as either of them may designate to the other in writing.

13. Amendment and Waiver. This Agreement may be amended and any terms of it waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure or waiver of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same or any other provision.

14. Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of California. Any litigation or other proceeding arising out of or relating to this Agreement shall be filed and pursued exclusively in the state or federal courts in the County of Los Angeles, California, and the parties hereto consent to the jurisdiction of and venue in such courts.

15. Entire Agreement. This Agreement, together with the agreements, plans, and other instruments expressly referenced herein, including without limitation the Indemnification Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof, and this Agreement supersedes any and all prior or contemporaneous agreements, arrangements, negotiations, and understandings, whether oral or written, between Employee and Employer pertaining to the subject matter hereof.

16. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Employer’s rights, together with its obligations hereunder, may be assigned to any parent, subsidiary, affiliate, or successor.

17. Survivability. Without prejudice to the survival of any of Employee’s other obligations and/or Employer’s other rights, Employee and Employer expressly agree that Employee’s obligations and/or Employer’s rights under Sections 5 through 19 hereof will survive the expiration or earlier termination of this Agreement.

18. Independent Advice. Employee has been encouraged to consult with counsel of Employee’s choice concerning this Agreement. Employee hereby acknowledges and represents that Employee has consulted with, or has voluntarily declined to consult with, independent counsel regarding Employee’s rights and obligations under this Agreement, and that Employee fully understands and is voluntarily agreeing to the terms and conditions contained herein.

19. Review Period; Right to Revoke. Employee has been given a period of 21 days to consider whether to sign this Agreement. Employee can use as much or little of that period as Employee chooses. Employee will have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by him by delivering a signed written notice of revocation to Employer’s CEO.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

IXIA		EMPLOYEE

By:	/s/ Bethany Mayer	/s/ Ronald W. Buckly
Name: Title:	Bethany Mayer President and Chief Executive Officer	Ronald W. Buckly Date: December 23, 2014

Date: December 23, 2014

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